Exhibit 10.3

ORION GROUP HOLDINGS, INC.
2022 LONG-TERM INCENTIVE PLAN

RESTRICTED SHARE AGREEMENT

This Restricted Share Agreement (this “Agreement”) is made and entered into as of the date of grant (the “Date of Grant”) set forth in the applicable Notice of Grant of Restricted Shares by and between Orion Group Holdings, Inc., a Delaware corporation (the “Company”) and you (“Notice of Grant”).

WHEREAS, the Company adopted the Orion Group Holdings, Inc. 2022 Long-Term Incentive Plan, as it may be amended from time to time (the “Plan”) under which the Company is authorized to grant shares of restricted stock (the “Restricted Shares”) to certain employees and service providers of the Company; and

WHEREAS, a copy of the Plan has been furnished to you and shall be deemed a part of this Agreement as if fully set forth herein and the terms capitalized but not defined herein shall have the meanings set forth in the Plan.

NOW, THEREFORE, in consideration of and mutual covenants set forth herein and in the Notice of Grant and for other valuable consideration hereinafter set forth, the parties agree that the following additional terms and conditions shall apply to the Restricted Shares awarded pursuant to the Notice of Grant:

1.	The Grant. Subject to the conditions set forth below, the Committee, on behalf of the Company, has granted you effective as of the Date of Grant and as a matter of separate inducement but not in lieu of any salary or other compensation for your services for the Company, an award (the “Award”) consisting of the aggregate number of Restricted Shares set forth in the Notice of Grant in accordance with the terms and conditions set forth herein and in the Plan.
2.	Evidence of Restricted Shares. No stock certificates evidencing the Restricted Shares shall be issued by the Company until the lapse of restrictions under the terms hereof. Instead, ownership of the Restricted Shares shall be evidenced by book entry with the applicable restrictions reflected.
3.	Ownership of Restricted Shares. From and after the time the Restricted Shares are issued in your name, you will be entitled to all the rights of absolute ownership of the Restricted Shares, including the right to vote those shares and to receive accrued dividends thereon if, as, and when declared by the Board, subject, however, to the terms, conditions and restrictions set forth in this Agreement. All dividends and other distributions relating to the Restricted Shares will accrue when declared and be paid to you only upon the vesting of the related Restricted Shares.
4.	Restrictions; Forfeiture. The Restricted Shares are restricted in that they may not be sold, transferred or otherwise alienated or hypothecated until these restrictions are removed or lapse as contemplated in Section 5 of this Agreement and as described in the Notice of Grant. The Restricted Shares are also restricted in the sense that they may be forfeited to the Company (the “Forfeiture Restrictions”). You hereby agree that if the Restricted Shares are forfeited, as provided in Section 6, the Company shall

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have the right to deliver the Restricted Shares to the Company’s transfer agent for, at the Company’s election, cancellation or transfer to the Company.
5.	Lapse of Restrictions and Risk of Forfeiture. The restrictions on the Restricted Shares will lapse and the Restricted Shares will vest and become transferable, except to the extent provided in Section 11 of this Agreement and Section 10(a) of the Plan, and nonforfeitable as set forth in the Notice of Grant, provided that you remain in the employ of or a service provider to the Company or its Subsidiaries until the applicable dates set forth therein.
6.	Termination of Services.
(a)	Termination Generally. Subject to subsection (b), if your service relationship with the Company or any of its Subsidiaries is terminated for any reason, then those Restricted Shares for which the restrictions have not lapsed as of the date of termination shall become null and void and those Restricted Shares shall be forfeited to the Company. The Restricted Shares for which the restrictions have lapsed as of the date of such termination shall not be forfeited to the Company.
(b)	Effect of Employment Agreement. Notwithstanding any provision herein to the contrary, in the event of any inconsistency between this Section 6 and any employment agreement entered into by and between you and the Company, the terms of the employment agreement shall control.
7.	Election Under Section 83(b) of the Code. You understand that you should consult with your tax advisor regarding the advisability of filing with the Internal Revenue Service an election under section 83(b) of the Code with respect to the Restricted Shares for which the restrictions have not lapsed. This election must be filed no later than 30 days after Date of Grant. This time period cannot be extended. You acknowledge (a) that you have been advised to consult with a tax advisor regarding the tax consequences of the award of the Restricted Shares and (b) that timely filing of a section 83(b) election is your sole responsibility, even if you request the Company or its representative to file such election on your behalf.
8.	Delivery of Stock. Upon the lapse of restrictions on any Restricted Shares, the Company shall issue the vested shares (either through book entry issuances or delivery of a stock certificate) in your name, subject to the other terms and conditions hereof, including those governing any withholdings of shares of Stock to cover tax withholding obligations under Section 9 below.
9.	Payment of Taxes. The Company may require you to pay to the Company (or the Company’s Subsidiary if you are an employee of a Subsidiary of the Company), an amount the Company deems necessary to satisfy its or its Subsidiary’s current or future obligation to withhold federal, state or local income or other taxes that you incur as a result of the Award. With respect to any required tax withholding, you may (a) direct the Company to withhold from the shares of Stock to be issued to you under this Agreement the number of shares necessary to satisfy the Company’s obligation to withhold taxes; which determination will be based on the shares’ Fair Market Value at the time such determination is made; (b) deliver to the Company shares of Stock sufficient to satisfy the Company’s tax withholding obligations, based on the shares’

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Fair Market Value at the time such determination is made; or (c) deliver cash to the Company sufficient to satisfy its tax withholding obligations. If you desire to elect to use the stock withholding option described in subparagraph (a), you must make the election at the time and in the manner the Company prescribes. The Company, in its discretion, may deny your request to satisfy its tax withholding obligations using a method described under subparagraph (a) or (b). In the event the Company determines that the aggregate Fair Market Value of the shares of Stock withheld as payment of any tax withholding obligation is insufficient to discharge that tax withholding obligation, then you must pay to the Company, in cash, the amount of that deficiency immediately upon the Company’s request.
10.	Compliance with Securities Law. Notwithstanding any provision of this Agreement to the contrary, the issuance of Stock (including Restricted Shares) will be subject to compliance with all applicable requirements of federal, state, or foreign law with respect to such securities and with the requirements of any stock exchange or market system upon which the Stock may then be listed. No Stock will be issued hereunder if such issuance would constitute a violation of any applicable federal, state, or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, Stock will not be issued hereunder unless (a) a registration statement under the Securities Act of 1933, as amended (the “Act”), is at the time of issuance in effect with respect to the shares issued or (b) in the opinion of legal counsel to the Company, the shares issued may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares subject to the Award will relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority has not been obtained. As a condition to any issuance hereunder, the Company may require you to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the Company. From time to time, the Board and appropriate officers of the Company are authorized to take the actions necessary and appropriate to file required documents with governmental authorities, stock exchanges, and other appropriate Persons to make shares of Stock available for issuance.
11.	Legends. The Company may at any time place legends referencing any restrictions imposed on the shares pursuant to Section 4 of this Agreement on all certificates representing shares issued with respect to this Award.
12.	Right of the Company and Subsidiaries to Terminate Services. Nothing in this Agreement confers upon you the right to continue in the employ of or performing services for the Company or any Subsidiary, or interfere in any way with the rights of the Company or any Subsidiary to terminate your employment or service relationship at any time.
13.	Furnish Information. You agree to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirements imposed upon the Company by or under any applicable statute or regulation.

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14.	No Liability for Good Faith Determinations. The Company and the members of the Board shall not be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the Restricted Shares granted hereunder.
15.	Execution of Receipts and Releases. Any payment of cash or any issuance or transfer of shares of Stock or other property to you, or to your legal representative, heir, legatee or distributee, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such Persons hereunder. The Company may require you or your legal representative, heir, legatee or distributee, as a condition precedent to such payment or issuance, to execute a release and receipt therefor in such form as it shall determine.
16.	No Guarantee of Interests. The Board and the Company do not guarantee the Stock of the Company from loss or depreciation.
17.	Company Records. Records of the Company or its Subsidiaries regarding your period of service, termination of service and the reason(s) therefor, leaves of absence, re-employment, and other matters shall be conclusive for all purposes hereunder, unless determined by the Company to be incorrect.
18.	Notice. All notices required or permitted under this Agreement must be in writing and personally delivered or sent by mail and shall be deemed to be delivered on the date on which it is actually received by the person to whom it is properly addressed or if earlier the date it is sent via certified United States mail.
19.	Waiver of Notice. Any person entitled to notice hereunder may waive such notice in writing.
20.	Information Confidential. As partial consideration for the granting of the Award hereunder, you hereby agree to keep confidential all information and knowledge, except that which has been disclosed in any public filings required by law, that you have relating to the terms and conditions of this Agreement; provided, however, that such information may be disclosed as required by law and may be given in confidence to your spouse and tax and financial advisors. In the event any breach of this promise comes to the attention of the Company, it shall take into consideration that breach in determining whether to recommend the grant of any future similar award to you, as a factor weighing against the advisability of granting any such future award to you.
21.	Successors. This Agreement shall be binding upon you, your legal representatives, heirs, legatees and distributees, and upon the Company, its successors and assigns.
22.	Severability. If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein.
23.	Company Action. Any action required of the Company shall be by resolution of the Board or by a person or entity authorized to act by resolution of the Board.
24.	Headings. The titles and headings of Sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof.

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25.	Governing Law. All questions arising with respect to the provisions of this Agreement shall be determined by application of the laws of Delaware, without giving any effect to any conflict of law provisions thereof, except to the extent Delaware law is preempted by federal law. The obligation of the Company to sell and deliver Stock hereunder is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Stock.
26.	Amendment. This Agreement may be amended the Board or by the Committee at any time (a) if the Board or the Committee determines, in its sole discretion, that amendment is necessary or advisable in light of any addition to or change in any federal or state, tax or securities law or other law or regulation, which change occurs after the Date of Grant and by its terms applies to the Award; or (b) other than in the circumstances described in clause (a) or provided in the Plan, with your consent.
27.	The Plan. This Agreement is subject to all the terms, conditions, limitations and restrictions contained in the Plan.

Please indicate your acceptance of all the terms and conditions of the Award, this Agreement and the Plan by signing and returning a copy of the Notice of Grant.

ORION GROUP HOLDINGS, INC.,

a Delaware Corporation

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